Exhibit 10.10

INTERIM CREDIT AGREEMENT

dated as of

May 29, 2012

among

DEMB INTERNATIONAL B.V.

The Lenders Party Hereto,

BANK OF AMERICA, N.A.,

as Administrative Agent,

GOLDMAN SACHS BANK USA and JPMORGAN CHASE BANK, N.A.,

as Co-Syndication Agents

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, GOLDMAN SACHS BANK

USA and J.P. MORGAN LIMITED

as Co-Lead Arrangers and Joint Bookrunners

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ARTICLE IX

USA PATRIOT Act Notification

SCHEDULES

SCHEDULE 2.01.	Commitments

EXHIBITS

EXHIBIT A	Form of Assignment and Acceptance

EXHIBIT B-1	Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)

EXHIBIT B-2	Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)

EXHIBIT B-3	Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)

EXHIBIT B-4	Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)

EXHIBIT C	Form of Conditions Precedent Certificate

EXHIBIT D	Form of Borrowing Request

EXHIBIT E	Form of Solvency Certificate

EXHIBIT F	Form of Consolidated EBITDA Certificate

EXHIBIT G	Form of Guaranty

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INTERIM CREDIT AGREEMENT (this “Agreement”) dated as of May 29, 2012 among DEMB INTERNATIONAL B.V., a besloten vennootschap met beperkte aansprakelijkheid with corporate seat in Joure (Skarsterlân), The Netherlands (the “Borrower”); the LENDERS from time to time party hereto; BANK OF AMERICA, N.A., as administrative agent; and GOLDMAN SACHS BANK USA and JPMORGAN CHASE BANK, N.A., as co-syndication agents.

The Borrower has requested the Lenders (such term, and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I) to extend credit under this Agreement to enable it to borrow on the Funding Date a principal amount not in excess of $1,800,000,000. The proceeds of borrowings made hereunder are to be used to fund the Borrower’s purchase of non-voting, non-convertible preferred stock of DE US, Inc. (the “Preferred Equity Interests”).

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions herein set forth.

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” means Bank of America in its capacity as administrative agent for the Lenders hereunder and any successor administrative agent appointed pursuant to Article VII hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“AFM” means The Netherlands Authority for the Financial Markets.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the percentage obtained by dividing the principal amount of the Loan held by each Lender by the aggregate outstanding principal amount of the Loan held by all Lenders.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Bank USA and J.P. Morgan Limited, in their capacity as co-lead arrangers and joint bookrunners for the credit transaction evidenced by this Agreement.

“Arrangers Fee Letter” is defined in Section 2.11.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 8.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Availability Period” means the period from and including the Effective Date to and excluding the earlier of (i) the Termination Date and (ii) the date of termination of the Commitments.

“Bank of America” means Bank of America, N.A. and its successors.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble.

“Borrowing Request” means a borrowing request in the form attached hereto at Exhibit D.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Chicago are authorized or required by law to remain closed; provided that the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make a Loan on the Funding Date, expressed as an amount representing the maximum permitted amount of such Lender’s Loan hereunder, as such commitment may be reduced or increased from time to time prior to the Funding Date pursuant to assignments by or to such Lender pursuant to Section 8.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $1,800,000,000.

“Conditions Precedent Certificate” means a certificate substantially in the form attached hereto as Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means the Consolidated EBITDA as calculated on the Consolidated EBITDA Certificate delivered to the Administrative Agent pursuant to Section 4.01(e), representing the pro forma consolidated EBITDA of the Fincov Parties for the period of four consecutive fiscal quarters ended in March 2012.

“Consolidated Total Indebtedness” means, as of any date of determination, without duplication, all Indebtedness of the Fincov Parties, determined on a consolidated basis in accordance with GAAP, but excluding obligations hereunder and obligations in connection with the DE US Credit Facility.

“Continuing Director” means at any date a member of Holdings’ board of directors who (a) was a member of such board for the 24 months prior to such date or (b) was nominated or elected by at least two-thirds of the directors who were Continuing Directors at the time of such nomination or election.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Co-Syndication Agents” means Goldman Sachs Bank USA and JPMorgan Chase Bank, N.A., in their capacity as co-syndication agents for the credit transaction evidenced by this Agreement.

“DE US” means DE US, Inc., a Delaware corporation.

“DE US Credit Facility” means the credit facility evidenced by the DE US Loan Agreement.

“DE US Loan” means the Loan as defined in the DE US Loan Agreement.

“DE US Loan Agreement” means that certain Interim Loan Agreement, dated as of the date hereof, by and among DE US, as borrower, the lenders party thereto and Bank of America, N.A., as Administrative Agent.

“Debt Exchange” means the exchange by Holdings of debt securities issued by DE US for certain debt of Holdings, including Holdings’ debt incurred in respect of the $650,000,000 in unsecured senior notes issued pursuant to the Note Purchase Agreement.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“DEMB Merger Co” means DEMB Merger Company, a Delaware corporation and, prior to the Merger, a wholly-owned Subsidiary of DutchCo.

“DEMBH” means Sara Lee/DE B.V. (to be renamed: DEMB Holding B.V.), a besloten vennootschap met beperkte aansprakelijkheid with corporate seat in Joure (Skarsterlân), The Netherlands.

“DEMBH Account” means an account of DEMBH maintained at the DEMBH Account Bank in the United States (or such other depositary account of DEMBH maintained in the United States that is reasonably acceptable to the Administrative Agent) established in connection with transactions contemplated hereby and the DE US Credit Facility.

“DEMBH Account Bank” means at Bank of America, JPMorgan Chase Bank, N.A. or any other United States depositary bank reasonably acceptable to the Administrative Agent.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Distribution” means the pro rata distribution by Holdings to the Exchange Agent for the pro rata benefit of the shareholders of Holdings of all of the shares of common stock of DE US owned by Holdings, which will be 100% of DE US’ shares of common stock outstanding immediately prior to such distribution.

“dollars” or “$” refers to lawful money of the United States of America.

“Dutch Unrestricted Cash” means, as of any date of determination, any unrestricted cash (that is not (i) subject to any Taxes, Liens or other encumbrances other than statutory liens arising under applicable Law or (ii) expected to be used to satisfy any payment obligations other than the Obligations) of DEMBH, denominated in dollars and maintained in the DEMBH Account.

“DutchCo” means D.E MASTER BLENDERS 1753 B.V. (to be converted into: D.E MASTER BLENDERS 1753 N.V.), a besloten vennootschap met beperkte aansprakelijkheid (to become: a naamloze vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 8.02).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Controlled Group” means the Borrower, the Subsidiaries and all other members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, as the case may be, are treated as a single employer under Section 414(b) or Section 414(c) of the Code.

“ERISA Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower, any Subsidiary or any other member of the ERISA Controlled Group may have any liability.

“ERISA Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to an ERISA Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a reportable event regardless of the issuance of any such waivers in accordance with Section 412(d) of the Code.

“ERISA Single Employer Plan” means an ERISA Plan maintained by the Borrower, any Subsidiary or any other member of the ERISA Controlled Group for employees of the Borrower, any Subsidiary or any other member of the ERISA Controlled Group, as the case may be.

“ERISA Termination Event” means: (a) the withdrawal of the Borrower, any Subsidiary or any other member of the ERISA Controlled Group from an ERISA Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; or (b) the filing of a notice of intent to terminate an ERISA Plan or the treatment of an ERISA Plan amendment as a termination under Section 4041 of ERISA; or (c) the institution of proceedings to terminate an ERISA Plan by the PBGC; or (d) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.

“ERISA Unfunded Liabilities” means the amount (if any) by which the present value of all vested nonforfeitable benefits under an ERISA Single Employer Plan exceeds the fair market value of all of such Plan’s assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan applying the actuarial assumptions used for funding purposes in such valuation.

“Eurodollar Rate” means, for such day, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the Funding Date, for dollar deposits (for delivery on the Funding Date) with a seven (7) day term. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such day shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in dollars for delivery on the Funding Date in same day funds in the approximate amount of the Loan being made by Bank of America and with a seven (7) day term would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the Funding Date.

“Eurodollar Reserve Percentage” means, for any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurodollar funding (currently referred to as “Eurodollar liabilities”).

“Event of Default” means the occurrence of any one or more of the events described in Section 6.01 which is not remedied in the period, if any, and after any notice, if required, in each case as provided therein.

“Exchange Agent” means Computershare Shareowner Services LLC.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender (including a Participant treated as a Lender pursuant to Section 8.04(e)), U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.18(f) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Finance Parties” means the Lenders and the Administrative Agent.

“Fincov Parties” means DutchCo and its direct and indirect subsidiaries on a consolidated basis.

“Fiscal Year” means the annual fiscal reporting period of DutchCo.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Form F-1” means the filing by DE International Holdings B.V. (name changed to D.E MASTER BLENDERS 1753 B.V.), dated as of March 1, 2012, as amended by a first, a second, a third, a fourth and a fifth amendment dated as of March 14, 2012, April 13, 2012, May 11, 2012, May 21, 2012 and May 24, 2012 respectively, and as further amended in a manner not materially adverse to the interests of the Lenders.

“FSA” means the Dutch Financial Supervision Act (Wet op het financieel toezicht), as amended from time to time

“Funding Date” means the date on which the Loan is funded to the Borrower in the manner specified in Section 2.01, which date shall be prior to August 15, 2012.

“Funds Flow Memorandum” means a funds flow memorandum in form and substance satisfactory to the Administrative Agent setting forth the Borrower’s instructions to the Lenders for the funding of the Loan.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means DutchCo and DEMBH.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent for the benefit of the Lenders in the form of Exhibit G.

“Holdings” means Sara Lee Corporation, a Maryland corporation.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts and accrued expenses and liabilities payable in the ordinary course of business and (ii) any contingent obligation until such obligation is not paid after becoming due and payable);

(d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned by such Person, whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided that, if such Indebtedness has not been assumed by such Person, the amount of Indebtedness under this clause (d) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value (as determined by such Person in good faith) of the property encumbered thereby;

(e) capital leases; and

(f) all guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any capital lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under this Agreement and (b) to the extent not otherwise described in (a), Other Taxes.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit; provided, however, that any direct or indirect acquisition (including any transaction or investment described in clauses (a), (b) and (c) above) by any Fincov Party to (or in) any other Fincov Party shall not constitute an “Investment” for purposes hereof. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“IRS Letter” means that certain private letter ruling from the IRS, dated as of February, 2012 and delivered in redacted form to the Arrangers prior to March 30, 2012 related to certain aspects of the Spin Transaction.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Acceptance.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“London Banking Day” means any day on which dealings in dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Lien” means, with respect to any asset, any mortgage, pledge, title retention lien or other lien, encumbrance or security interest of any kind in respect of such asset.

“Loan” means the loan made by the Lenders to the Borrower pursuant to this Agreement.

“Margin” means 1.25% per annum.

“Material Adverse Effect” means a material adverse effect (a) on the ability of the Borrower to repay the Loan under this Agreement in full on the Maturity Date or to perform any of its other material obligations under this Agreement in accordance with its terms, (b) on the validity or enforceability of this Agreement or the rights or remedies of the Administrative Agent and the Lenders hereunder, (c) rendering Skadden, Arps, Slate, Meagher & Flom LLP unable to provide the Tax Opinion or (d) on the ability of the Borrower, DE US or any of their respective Subsidiaries to complete the Spin Transactions in accordance with the Steps Description.

“Material Indebtedness” means Indebtedness (other than the Loan), or obligations in respect of one or more Swap Contracts, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $75,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Contract at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Contract were terminated at such time.

“Maturity Date” means the fifth (5th) Business Day after the Funding Date (as defined in the DE US Loan Agreement).

“Merger” means the merger, after the Distribution and the payment of the Special Dividend, of DEMB Merger Co with and into DE US pursuant to which each outstanding share of common stock of DE US will be exchanged for ordinary shares of DutchCo and DE US will become a subsidiary of DutchCo.

“Minimum Interest Accrual Amount” shall have the meaning assigned to such term in Section 2.12(d).

“Moody’s” means Moody’s Investors Service, Inc.

“Note Purchase Agreement” means that certain Note Purchase Agreement entered into as of May 15, 2012 between Holdings and the purchasers named therein for the purchase and sale of $650,000,000 in unsecured senior notes.

“Note Purchase and Guarantee Deed” means that certain Note Purchase and Guarantee Deed by and among DE US, DutchCo and Holdings for the issuance of $650,000,000 in unsecured senior notes.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under this Agreement or otherwise with respect to the Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned an interest in any Commitment, Loan or this Agreement).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant Register” has the meaning specified in Section 8.04(e).

“Party” means a party to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation and its successors and assigns.

“Permitted Investments” means:

(a) cash;

(b) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(c) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(d) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof, or organized under the laws of any member state of the European Union, which at the time of acquisition of such investment has a combined capital and surplus and undivided profits of not less than $500,000,000;

(e) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (b) above and entered into with a financial institution satisfying the criteria described in clause (d) above;

(f) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(g) any investments made in the ordinary course of business consistent with past practices of the relevant Person.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Preferred Equity Interests” has the meaning set forth in the recitals to this Agreement.

“Prepayment Event” means the issuance and/or sale by the Borrower or any of its Subsidiaries of any preferred Equity Interests.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Bank of America as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Financials” means the pro forma consolidated financial statements of the “international coffee and tea operations” of Holdings, its subsidiaries and its Affiliates as of December 31, 2011.

“Proceeds” means, with respect to any event, the cash proceeds received in respect of such event including any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, as applicable.

“Register” has the meaning set forth in Section 8.04 (c).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Responsible Officer” means, with respect to any Person, the Chief Executive Officer, President, Executive Vice President, Vice Chairman, Chief Financial Officer, Treasurer or Assistant Treasurer of such Person; provided that with respect to the Borrower and each Guarantor, a Responsible Officer includes a member of the board of directors of the Borrower or such Guarantor, as applicable.

“Required Lenders” means, at any time, Lenders having unused Commitments and Loan representing more than 50% of the sum of the total unused Commitments and Loan at such time.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanction(s)” means any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the United States Securities and Exchange Commission.

“Service of Process Agent” means CT Corporation System located at 111 Eighth Avenue, New York, NY 10011.

“Solvent” means, in reference to any Person, (i) the fair value of the assets of such Person, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Person will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date

“Special Dividend” means a $3.00 per share dividend distributed by DE US to the Exchange Agent for the benefit of DE US’ public shareholders after the Distribution and prior to the Merger, in connection with the Spin Transactions.

“Spin Transactions” means (i) the Distribution and (ii) the Merger, in each case as further described in the Steps Description.

“Steps Description” means the memorandum of Holdings dated May 29, 2012 related to the Spin Transactions that was provided to the Lenders on May 29, 2012.

“Subsidiary” means any Person of which DutchCo, DE US or the Borrower and/or any of their respective Subsidiaries (as defined in this definition) owns or controls, directly or indirectly, such number of outstanding equity interests as have 50% or more of the ordinary voting power represented by the equity interests in such Person. For the avoidance of doubt, (i) each Person in respect of which DutchCo owns or control, directly or indirectly, 50% or more of the equity interests having ordinary voting power represented in such Person shall be deemed to be “Subsidiaries” of the Borrower for purposes hereof and (ii) each of DutchCo and DEMBH shall be deemed to be a “Subsidiary” of the Borrower for purposes hereof.

“Substitute Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%. Any change in the Substitute Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Tax Opinion” means collectively (1) the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance satisfactory to DE US, to the effect that for U.S. federal income tax purposes, (a) the Distribution and certain related transactions, including the Debt Exchange, should qualify as tax-free to Holdings, DE US and Holdings shareholders under Sections 355, 368(a)(1)(D), and 361 and related provisions of the Code, (b) the Merger should qualify as a tax-free reorganization to DE US and DutchCo under Section 368(a) of the Code, but should result in the recognition of gain, but not loss, by U.S. shareholders under Section 367 of the Code, and (c) DutchCo should not be treated as a U.S. corporation under Section 7874 of the Code and (2) the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance satisfactory to DE US, to the effect that certain internal restructuring and financing transactions after the separation should not result in material U.S. federal income tax (as described on page 31 of the F-1, on file as of the date hereof).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest of (i) August 15, 2012, (ii) the payment of the Special Dividend without the use of the proceeds of the DE US Credit Facility and (iii) the date of abandonment of the Spin Transactions as evidenced by a public announcement, by a Responsible Officer or official press release, of the Borrower or any of its Affiliates that the Spin Transactions will not proceed.

“Unmatured Event of Default” means an event which, but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Unrestricted Cash” means, as of any date of determination, any unrestricted Permitted Investments held by the Borrower, DE US, DutchCo and their respective Subsidiaries as of such date. “Unrestricted Cash” shall not include any Permitted Investments pledged to third parties or subject to Liens of any parties (other than statutory liens arising under applicable Law). In addition, for purposes of determining the amount of Unrestricted Cash on any date of determination, the amount of any unrestricted Permitted Investments shall be reduced by any payment obligations in connection with the transactions contemplated by this Agreement and the Spin Transactions (including, without limitation, any payment obligations as they become due (including Taxes and payment obligations under any Swap Contract) arising in connection with the direct or indirect transfer of any funds to the DEMBH Account and the conversion of such funds to dollars) to the extent such Unrestricted Cash is expected to be used to satisfy the obligation to make any of the foregoing payments.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“VAT” means any tax imposed in accordance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) or any other tax of a similar fiscal nature (including but not limited to goods and services tax), whether imposed in a member state of the European Union or elsewhere, in substitution for or levied in addition to such tax.

“Withholding Agent” means the Borrower and the Administrative Agent.

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP (including, without limitation, the adoption of International Financial Reporting Standards by U.S. companies) or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in a manner reasonably satisfactory to the Borrower and the Required Lenders. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

ARTICLE II

THE LOAN

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make a Loan to the Borrower during the Availability Period in a single drawing on the Funding Date in dollars in an aggregate principal amount that will not result in (a) the principal amount of such Lender’s Loan exceeding such Lender’s Commitment or (b) the sum of the aggregate principal amount of the Loan exceeding the total Commitments. Subject to the limitations set forth in the preceding sentence, the aggregate principal amount of the Loan must equal the aggregate principal amount of the DE US Loan. Amounts repaid or prepaid in respect of the Loan may not be reborrowed.

Section 2.02 Borrowing. (a) The Loan shall be made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender in respect of its obligations hereunder shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to comply with the terms hereof.

(b) Each Lender at its option may make its portion of the Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such portion of the Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(a) The portion of the Loan funded by any Lender to the Borrower shall be at least €100,000 (or its equivalent in dollars) or any other amount that will from time to time be applicable under section 3(2) under a and/or b of the Dutch Decree on Definitions Wft (Besluit definitiebepalingen Wft), or, if it is less, that Lender shall confirm in writing to the Borrower that it is a professional market party within the meaning of the FSA.

Section 2.03 Requests for Loan. To request the Loan, the Borrower shall deliver a Borrowing Request to the Administrative Agent at least two Business Days before the proposed Funding Date. Any Borrowing Request shall be revocable by written notice to the Lenders until 5:00 p.m. New York City time on the second Business Day prior to the requested Funding Date (and shall thereafter be irrevocable). The Borrower may not submit a Borrowing Request more than three (3) times.

Section 2.04 Intentionally Omitted.

Section 2.05 Intentionally Omitted.

Section 2.06 Funding of the Loan. (a) Subject to the satisfaction of the other conditions precedent set forth in Article IV, the Loan shall be funded and disbursed to the Borrower on the Funding Date in the manner prescribed in the Funds Flow Memorandum (it being agreed that if the Funds Flow Memorandum prescribes delivery of Loan proceeds to or for the account of a Person other than the Borrower, such delivery in accordance with the Funds Flow Memorandum shall constitute funding of the Loan for all purposes of this Agreement).

(b) Notwithstanding anything herein to the contrary, the Loan shall be funded solely in accordance with clause (a) above and no Lender shall have any obligation under any circumstances under this Agreement to otherwise wire, advance or pay cash or other funds to the Borrower, any Affiliate of the Borrower or any other Person in connection with the funding of the Loan in any manner other than as set forth through the actions described above.

Section 2.07 Intentionally Omitted.

Section 2.08 Termination of Commitments. The Commitments shall terminate at 5:00 p.m., New York City time, on the Termination Date (or, if earlier, upon the termination of the Availability Period). Any unused portion of the Commitments shall terminate upon funding of the Loan in accordance with a Borrowing Request.

Section 2.09 Repayment of the Loan; Evidence of Debt. (a) To the extent not previously paid, any unpaid portion of the Loan, together with all accrued and unpaid interest thereon, shall be paid in full in cash by the Borrower on the Maturity Date, without premium or penalty.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of the Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall, absent manifest error, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loan in accordance with the terms of this Agreement.

Section 2.10 Prepayment of the Loan. (a) The Borrower shall have the right at any time and from time to time to prepay the Loan in whole or in part without any notice or penalty.

(b) In the event and on each occasion that any Proceeds are received by or on behalf of the Borrower in respect of any Prepayment Event on or after the Funding Date, the Borrower shall, immediately after such Proceeds are received by the Borrower, prepay the Loan as set forth in Section 2.10(c) below in an aggregate amount equal to 100% of such Proceeds.

(c) Each prepayment of the Loan shall be applied ratably among the Lenders in accordance with their pro rata shares. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 (including, for the avoidance of doubt, the Minimum Interest Accrual Amount).

Section 2.11 Fees. The Borrower agrees to pay to each Arranger, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Arrangers in the fee letter dated the date hereof (the “Arrangers Fee Letter”).

Section 2.12 Interest. (a) Subject to clause (b) below and Sections 2.15, 2.16, 2.17 and 8.12, the Loan shall bear interest at the Eurodollar Rate plus the Margin.

(b) Notwithstanding the foregoing, if any principal of or interest on the Loan, or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest at a rate per annum equal to the Substitute Rate plus 2.00% per annum.

(c) Accrued interest on the Loan shall be payable in arrears on the Maturity Date and on demand thereafter; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of the Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) Notwithstanding the foregoing, interest shall accrue on the Loan in an amount equal to the greater of (x) the amount of interest that would accrue on such Loan for the period beginning on the date such Loan is made and ending on the date of repayment of such Loan and (y) the amount of interest that would accrue on such Loan for a period of one (1) day (such amount, the “Minimum Interest Accrual Amount”).

(e) All interest hereunder shall be computed on the basis of a year of 360 days. The Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.13 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.14, 2.17 or 2.18, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 901 Main St, 14th Fl, Dallas, TX 75202, except that payments pursuant to Sections 2.14, 2.17, 2.18 and 8.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of the Loan shall be made in dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payments in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of, interest on or other amounts owing from or on behalf of the Borrower in connection with its Loan resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loan and any accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loan of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their portion of the Loan; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in its Loan to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Administrative Agent’s cost of funding such amount.

(d) If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations until all such unsatisfied obligations are fully paid.

Section 2.14 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or the Loan made by such Lender;

and the result of any of the foregoing shall be to increase the cost to the Administrative Agent or such Lender of making or maintaining the Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by the Administrative Agent or such Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Administrative Agent or such Lender, the Borrower will pay to the Administrative Agent or such Lender such additional amount or amounts as will compensate the Administrative Agent or such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loan made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.14 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.15 Basis for Determining Interest Rate for the Loan If Inadequate or Unfair. If at any time with respect to the Loan:

(a) the Administrative Agent determines (which determination shall be binding and conclusive on all parties) that by reason of circumstances affecting the interbank market arising after the date of this Agreement adequate and reasonable means do not exist for ascertaining the Eurodollar Rate, or

(b) Lenders whose aggregate Applicable Percentages total 30% or more give notice to the Administrative Agent that the Eurodollar Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of maintaining or funding the Loan at any time, then, the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telecopy or telephone (confirmed by telecopy) as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist, the interest rate in respect of the Loan shall equal the Substitute Rate plus 0.25% per annum and not the Eurodollar Rate plus the Margin. If circumstances subsequently change so that the conditions specified in paragraph (a) or (b) above no longer exist, the Administrative Agent (in the case of paragraph (a)) or the specified Lenders (in the case of paragraph (b)) shall notify the Borrower of the reinstated interest rate of the Eurodollar Rate plus the Margin.

Section 2.16 Illegality. In the event that any Change in Law makes it unlawful for any Lender to make, maintain or fund the Loan at an interest rate based upon the Eurodollar Rate, then (a) such Lender shall promptly notify the Administrative Agent and the Administrative Agent shall promptly notify each of the other parties hereto and (b) the interest rate in respect of the Loan held by such shall instead be the equal to the Substitute Rate plus 0.25% per annum and not the Eurodollar Rate plus the Margin. If circumstances subsequently change so that such affected Lender shall determine that it is no longer so affected, such Lender will promptly notify the Borrower and the Administrative Agent, and upon receipt of such notice, the interest rate in respect of the Loan held by such Lender shall equal the Eurodollar Rate plus the Margin.

Section 2.17 Regulation D Compensation. Each Lender may require the Borrower to pay, contemporaneously with each payment of interest on the Loan, additional interest on the Loan at a rate per annum determined by such Lender up to but not greater than the excess of (a) (i) the Eurodollar Rate which is incurred by such Lender while the Loan is outstanding divided by (ii) one minus the Eurodollar Reserve Percentage which is incurred by such Lender during such time (or any applicable portion thereof) over (b) the Eurodollar Rate which is incurred by such Lender while the Loan is outstanding. Any Lender wishing to require payment of such additional interest shall notify the Borrower at least two Business Days prior to each date on which interest is payable on such Eurocurrency Loan of the amount then due it under this Section.

Section 2.18 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Laws (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Recipient on or with respect to any payment by or on account of any obligation of the Borrower hereunder and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.04(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with this Agreement, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(f)(ii)(A), (f)(ii)(B) and (f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly executed originals of IRS Form W-9 or successor form certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, (y) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty and (z) with respect to payments of interest or any other applicable payments under this Agreement, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to any other applicable article of such tax treaty;

(ii) duly executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS

Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as may be required; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA (if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Any Lender or the Administrative Agent requesting compensation under this Section 2.18 shall use its reasonable efforts to notify the Borrower and the Administrative Agent in writing of any Change in Law, policy, rule, guideline or directive giving rise to such demand for compensation not more than 60 days following the date upon which the responsible account officer for such Lender knows or should have known of such change. Such written demand shall be rebuttably presumed correct for all purposes. If any Lender or the Administrative Agent demands compensation under this Section 2.18 more than 60 days following the date upon which a responsible account officer for such Lender or the Administrative Agent knows or should have known that Taxes or Other Taxes have begun to accrue with respect to which such Lender or the Administrative Agent is entitled to compensation under this Section 2.18, then any Taxes or Other Taxes attributable to the period prior to the 60 day period prior to the date on which such Lender or the Administrative Agent provided such notice and demand for compensation shall be excluded from the indemnity obligations of the Borrower under this Section 2.18.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.18 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement.

(j) Value Added Taxes.

(i) All amounts set out, or expressed to be payable under this Agreement by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under this Agreement and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(ii) If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under this Agreement, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of this Agreement to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration), (x) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (x) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and (y) (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii) Where this Agreement requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party must also at the same time reimburse or indemnify (as the case may be) the Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT to the extent that such Finance Party reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the VAT.

(iv) Any reference in this Section 2.18(j) to any Party will, at any time when that Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply, or (as appropriate) receiving the supply, under the grouping rules (as provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by a member state of the European Union).

(v) If VAT is chargeable on any supply made by a Finance Party to any Party under this Agreement and if reasonably requested by the Finance Party, the Party must promptly give the Finance Party details of its VAT registration number and any other information as is reasonably requested in connection with the Finance Party’s reporting requirements in relation to such supply.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make Loan hereunder, the Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 3.01 Organization, etc. The Borrower and each Guarantor is duly incorporated and validly existing as a besloten vennootschap met beperkte aansprakelijkheid or will be converted into a duly incorporated and validly existing naamloze vennootschap met beperkte aansprakelijkheid, as the case may be, in each case under the laws of The Netherlands; each Subsidiary is duly existing and in good standing under the laws of the jurisdiction of its organization, to the extent such concept exists in the relevant jurisdiction and except where the failure to be in good standing would not have a Material Adverse Effect; and each of the Borrower and each Subsidiary is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except where the failure to so qualify would not have a Material Adverse Effect.

Section 3.02 Authorization; No Conflict. The execution and delivery by the Borrower of this Agreement, the Loan hereunder, and the performance by the Borrower of its obligations under this Agreement are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, have received all necessary governmental approvals (if any shall be required), and do not and will not contravene or conflict with any provision of law, regulation or court order or of the articles of association or by-laws (reglementen), if any, of the Borrower or of any agreement binding upon the Borrower. The execution and delivery by each Guarantor of the Guaranty and the performance by such Guarantor of its obligations under the Guaranty are within such Guarantor’s corporate powers, have been duly authorized by all necessary corporate action, have received all necessary governmental approvals (if any shall be required), and do not and will not contravene or conflict with any provision of law, regulation or court order or of the articles of association or by-laws (reglementen), if any, of such Guarantor or of any agreement binding upon such Guarantor.

Section 3.03 Validity and Binding Nature. This Agreement is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the availability of the remedy of specific performance. The Guaranty is the legal, valid and binding obligation of each Guarantor, enforceable against such Guarantor in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the availability of the remedy of specific performance.

Section 3.04 Financial Statements. (a) The Pro Forma Financials, copies of which have been furnished to each Lender, have been prepared in conformity with IFRS, and accurately present the financial condition of DutchCo, the Borrower and the Subsidiaries at such date and the results of their operations through the fiscal period then ended; and (b) as of the Funding Date, there is no Material Adverse Effect; provided that with respect to pro forma financial information included in such information, the Borrower only represents that such information was based upon good faith estimates and assumptions reasonably believed by the preparer thereof to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as a fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

Section 3.05 Liens. None of the assets of the Borrower or any Subsidiary are subject to any Lien, except Liens permitted under Section 5.05. The DEMBH Account, and all amounts from time to time on deposit therein or credited thereto, are not subject to any Liens or other encumbrances (other than statutory Liens arising under applicable Law).

Section 3.06 ERISA. There has not occurred, nor does there exist, (i) any incurrence of ERISA Unfunded Liabilities determined in the most recent actuarial report received by the Borrower for all ERISA Single Employer Plans, or (ii) any incurrence by the Borrower or any Subsidiary of withdrawal liabilities, or (iii) any ERISA Termination Event that imposes any material liability on the Borrower, any Subsidiary or any other member of the ERISA Controlled Group, which, when taken together, would reasonably be expected to have a Material Adverse Effect.

Section 3.07 Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.08 Use of Proceeds. The Borrower shall use the proceeds of the Loan solely to fund the purchase of the Preferred Equity Interests.

Section 3.09 Regulation U. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board). Margin Stock (as defined in Regulation U of the Board) constitutes less than 25% of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

Section 3.10 Copyrights, Patents and Trademarks. Each of the Borrower and the Subsidiaries owns or is licensed or otherwise has the right to use all of the patents, trademarks, trade names, copyrights, franchises, licenses and rights, as the case may be, necessary for the conduct of its business, except where the failure to have any such right would not have a Material Adverse Effect.

Section 3.11 Pari Passu. All the payment obligations of the Borrower and the Guarantors, as applicable, to the Administrative Agent and the Lenders arising under or pursuant to this Agreement or the Guaranty, as applicable, will at all times rank at least pari passu with other unsubordinated payment obligations and liabilities, including, without limitation, contingent obligations and liabilities, of the Borrower or the Guarantors, as applicable, other than those which are mandatorily preferred by laws or regulations of general application.

Section 3.12 Disclosure. The information delivered by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the arrangement of the credit facility established hereby or delivered pursuant hereto (including any information delivered in connection with the Spin Transactions or the purchase of the Preferred Shares), when taken as a whole, did not, at the time of delivery, contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that with respect to projections and other pro forma financial information included in such information, the Borrower only represents that such information was based upon good faith estimates and assumptions reasonably believed by the preparer thereof to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as a fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

Section 3.13 Taxes. The Borrower and its Subsidiaries have filed all material Federal, state and other tax returns and reports required to be filed, and have paid all material Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, and except to the extent the failure to pay would not reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

Section 3.14 OFAC. Neither the Borrower, nor, to the knowledge of the Borrower, any Related Party, (i) is currently the subject of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, or (iii) is or has been (within the previous five (5) years) engaged in any transaction with any Person who is now or was then (as applicable) the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. Neither the Loan, nor the proceeds from the Loan, will be used by the Borrower, directly or indirectly, to lend, contribute, provide or has otherwise make available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, any Arranger or the Administrative Agent) of Sanctions.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.01 Conditions to Effectiveness. This Agreement will become effective on the date hereof subject to the satisfaction on such date of the following conditions precedent being satisfied (or waived by the Lenders):

(a) The Administrative Agent shall have received executed copies of this Agreement (which may include telecopies of executed counterparts) from each party hereto, in form and substance satisfactory to the Administrative Agent and with sufficient number of copies to provide for each Lender.

(b) The Administrative Agent shall have received executed copies of the Guaranty (which may include telecopies of executed counterparts) from each party thereto.

(c) The Administrative Agent shall have received a certificate, signed by a Responsible Officer of the Borrower, certifying that (i) Unrestricted Cash of the Fincov Parties is in the aggregate greater than or equal to $1,800,000,000, (ii) the representations and warranties contained in Article III are true and correct in all material respects (provided that any representation or warranty qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of the date of such certificate and (iii) no Event of Default has occurred and is continuing.

(d) The Administrative Agent shall have received all of the following, each duly executed, in form and substance satisfactory to the Administrative Agent.

(i) Resolutions. (A) A certificate, signed by a Responsible Officer of the Borrower, certifying copies of resolutions of the board of directors and the shareholder of the Borrower authorizing the execution and delivery of, and the performance by the Borrower of its obligations under, this Agreement and the other documents to be executed by the Borrower pursuant to this Agreement and (B) a certificate, signed by a Responsible Officer of each Guarantor, certifying copies of resolutions of the board of directors and the shareholders of such Guarantor authorizing the execution and delivery of, and the performance by such Guarantor of its obligations under, the Guaranty and the other documents to be executed by such Guarantor pursuant to the Guaranty.

(ii) Consents, etc. A certificate, signed by a Responsible Officer of the Borrower, certifying copies of documents evidencing any necessary corporate action, consents and governmental approvals (if any) necessary or required with respect to this Agreement and the other documents provided for in this Agreement or a certificate that no such governmental consents or approvals are necessary or required. A certificate, signed by a Responsible Officer of each Guarantor, certifying copies of documents evidencing any necessary corporate action, consents and governmental approvals (if any) necessary or required with respect to the Guaranty and the other documents provided for in the Guaranty or a certificate that no such governmental consents or approvals are necessary or required.

(iii) Incumbency and Signatures. A certificate, signed by a Responsible Officer of the Borrower, certifying that each Person who, as an officer of the Borrower, executed on behalf of the Borrower this Agreement, and the other documents provided for in this Agreement, was, at the time of such execution, duly elected and appointed, qualified and acting as such officer, and the signature of such Person appearing on each such document is the genuine signature of such Person. A certificate, signed by a Responsible Officer of each Guarantor, certifying that each Person who, as an officer of such Guarantor, executed on behalf of such Guarantor the Guaranty, and the other documents provided for in the Guaranty, was, at the time of such execution, duly elected and appointed, qualified and acting as such officer, and the signature of such Person appearing on each such document is the genuine signature of such Person.

(iv) Opinion of Counsel for the Borrower. (A) a customary opinion of Skadden, Arps, Slate, Meagher & Flom LLP, New York counsel for the Borrower and the Guarantors, addressed to the Administrative Agent and the Lenders and (B) a customary opinion of De Brauw Blackstone Westbroek N.V., Netherlands counsel for the Borrower and the Guarantors, addressed to the Administrative Agent and the Lenders.

(v) Articles and By-Laws. A certificate signed by a Responsible Officer of the Borrower and each Guarantor, as applicable, certifying copies of the articles of incorporation, articles of association and by-laws (reglementen) of the Borrower and each Guarantor, as applicable.

(e) The Administrative Agent and the Lenders shall have received a Consolidated EBITDA Certificate in substantially the form of Exhibit F hereto, certified by a Responsible Officer of DE US and setting forth the calculation of Consolidated EBITDA in reasonable detail.

(f) The Administrative Agent shall have received a letter from the Service of Process Agent indicating its consent to its appointment by the Borrower and each Guarantor as their agent to receive service of process as specified in this Agreement and the Guaranty, as applicable, is in full force and effect and applies to this Agreement and the Guaranty in all respects.

Section 4.02 Conditions to the Making of the Loan. The obligation of each Lender to make the Loan on the Funding Date is subject to the following conditions precedent:

(a) No Event of Default or Unmatured Event of Default has occurred and is continuing at the time of, and after giving effect to, such Loan.

(b) The representations and warranties contained in Article III are true and correct in all material respects (provided that any representation or warranty qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of the date of, and after giving effect to, such Loan with the same effect as though made on the date of such Loan.

(c) The DE US Loan shall have been disbursed in accordance with the DE US Loan Agreement.

(d) The Administrative Agent shall have received a certificate, signed by a Responsible Officer of the Borrower, certifying (A) as to the matters set forth in Section 4.02(a), (b), (f), (g), (m) and (q), (B) that Dutch Unrestricted Cash is equal to or greater than $1,800,000,000, (C) the IRS Letter has not been revoked by the IRS, (D) that the IRS Letter has not been amended, modified or superseded in any manner that is adverse to the consummation of the Spin Transactions in a manner consistent with the Steps Description and (E) that the Spin Transactions are anticipated to be consummated in a manner that is not inconsistent with the IRS Letter.

(e) The Administrative Agent shall have received a Conditions Precedent Certificate, signed by a Responsible Officer of the Borrower.

(f) The Administrative Agent shall have received a Solvency Certificate substantially in the form of Exhibit E hereto, signed by the Treasurer of the Borrower.

(g) The Administrative Agent shall have received the certificates and written evidence referenced in Sections 2.06(a)(i), 2.06(a)(ii) and 2.06(a)(iii).

(h) [Reserved].

(i) The Administrative Agent and the Lenders shall have received a completed Funds Flow Memorandum.

(j) All transactions contemplated by the Steps Description to occur prior to or on the date of the Spin Transactions through, to and including the Merger, shall have been consummated, except to the extent the failure to consummate any such transaction does not have a Material Adverse Effect.

(k) [Reserved].

(l) Holdings and DutchCo have filed with the SEC and the AFM such documentation as is necessary to effectuate those aspects of the Spin Transactions to be consummated prior to or concurrently with the funding of the Loan hereunder, and each such party has obtained all necessary approvals from the SEC and the AFM and all other governmental and third party approvals necessary in connection with such transactions and the continuing operations of the Borrower and its Subsidiaries, and all such approvals are in full force and effect, except to the extent the failure to obtain such approvals does not have a Material Adverse Effect.

(m) The Lenders shall have received copies of executed documentation providing for the issuance to and/or the purchase by the Borrower of the Preferred Equity Interests which purchase shall occur at the time the Loan funds.

(n) The Lenders shall have received written or electronic confirmation from the Borrower that Holdings has received the Tax Opinion.

(o) No Material Adverse Effect shall exist.

(p) The Lenders shall have received evidence that (i) no litigation in respect of, or order, injunction, decree, ruling or regulation issued by any court or agency of competent jurisdiction or other legal restraint or prohibition, prohibiting this Agreement exists or is in effect and (ii) no litigation in respect of, or order, injunction, decree, ruling or regulation issued by any court or agency of competent jurisdiction or other legal restraint or prohibition, prohibiting the consummation of the Spin Transactions or any of the transactions related thereto, exists or is in effect.

(q) There shall have been (i) no modification to the IRS Letter that would have a Material Adverse Effect and (ii) no adverse IRS ruling that would have a Material Adverse Effect in respect of the Spin Transactions.

(r) The Borrower shall be a direct, wholly-owned subsidiary of DutchCo.

(s) The Arrangers shall have received, to the extent invoiced prior to the Funding Date and subject to the terms of the Arrangers Fee Letter, all reasonable expenses payable by the Borrower to the Arrangers and the Lenders in connection with the transactions contemplated hereby.

ARTICLE V

BORROWER’S COVENANTS

Until the expiration or termination of the Commitments and thereafter until all Obligations of the Borrower hereunder are paid in full (other than contingent indemnification obligations), the Borrower agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, the Borrower will:

Section 5.01 Reports, Certificates and Other Information. Furnish to the Administrative Agent (for further distribution to the Lenders, which distribution shall be made promptly after the Administrative Agent’s receipt of the applicable information):

(a) promptly upon learning of the occurrence of any of the following, written notice thereof, describing the same and the steps being taken by the Borrower or the Subsidiary affected with respect thereto: (i) the occurrence of an Event of Default and (ii) the institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding which is material to the Borrower and the Subsidiaries on a consolidated basis;

(b) promptly upon its receipt thereof, a redacted version of any amendment, supplement or modification of the IRS Letter or any material written communication from the IRS to the Borrower or any of its Affiliates related to the IRS Letter (provided that as any such redaction is made solely for bona fide purposes of preserving privilege and only to the extent necessary); and

(c) such information concerning the Borrower and its Subsidiaries as any Lender or the Administrative Agent may reasonably request.

Section 5.02 Books, Records and Inspections. Maintain, and cause each Subsidiary to maintain, complete and accurate books and records. Access by any Lender or the Administrative Agent to the books and records of the Borrower and of any Subsidiary and inspection of the properties and operations of the Borrower and of any Subsidiary by any Lender or the Administrative Agent may be made upon one Business Day’s prior notice by such Lender or the Administrative Agent to the Borrower or such Subsidiary, as the case may be; provided that, other than any such visits and inspections conducted during the continuation of an Event of Default, only two such visits during any calendar year by the Administrative Agent, on behalf of the Lenders, shall be at the Borrower’s expense.

Section 5.03 Insurance. Maintain, and cause each Subsidiary to maintain, such insurance as may be required by law and such other insurance, to such extent and against such hazards and liabilities as is customarily maintained by companies similarly situated.

Section 5.04 Taxes and Liabilities. Pay, and cause each Subsidiary to pay, all material taxes, assessments and other governmental charges imposed upon it before any penalty accrues thereon, except as contested in good faith and by appropriate proceedings.

Section 5.05 Liens. (a) Prior to the Funding Date, not, and not permit any Subsidiary to, create or permit to exist any Lien upon any property or asset now owned or hereafter acquired by it, except:

(i) Liens in existence as of the date hereof;

(ii) Liens for current taxes not delinquent or for taxes being contested in good faith and by appropriate proceedings; and

(iii) Liens not otherwise permitted by this Section 5.05 upon any property or asset now owned or hereafter acquired by it securing obligations in an aggregate principal amount at any one time outstanding not to exceed an amount equal to $50,000,000.

(b) On and after the Funding Date, not, and not permit any Subsidiary to, voluntarily create any Lien upon any property or asset now owned or hereafter acquired by it, except:

(i) Liens in existence on the Funding Date permitted pursuant to clause (a) above;

(ii) Liens for current taxes not delinquent or for taxes being contested in good faith and by appropriate proceedings; and

(iii) Liens not otherwise permitted by this Section 5.05 upon any property or asset now owned or hereafter acquired by it securing obligations in an aggregate principal amount at any one time outstanding not to exceed an amount equal to $50,000,000.

Section 5.06 [Reserved].

Section 5.07 Mergers, Consolidations, Sales. (a) Prior to the Funding Date, not, and not permit any Subsidiary to, merge or consolidate with or into any Person or lease, sell or otherwise dispose of all or substantially all of its assets to any other Person, except (1) mergers, consolidations, leases, sales and other disposals of assets not otherwise permitted by this Section 5.07 with an aggregate book value not to exceed an amount equal to $500,000,000 prior to the Funding Date, (2) mergers, consolidations, leases, sales and other disposals of assets to Holdings, the Borrower, any Subsidiary or DutchCo, or (3) the Spin Transactions and other transactions consummated in accordance with the Steps Description and any other restructuring step related thereto and not inconsistent with the Form F-1 and the Steps Description.

(b) On and after the Funding Date, not, and not permit any Subsidiary to, merge or consolidate with or into any Person or lease, sell or otherwise dispose of any of its assets to any other Person, except:

(i) mergers, consolidations, leases, sales and other disposals of assets disclosed as of the Funding Date permitted pursuant to clause (a) above; and

(ii) mergers, consolidations, leases, sales and other disposals of assets not otherwise permitted by this Section 5.07 with an aggregate book value not to exceed an amount equal to $100,000,000 on and after the Funding Date.

Section 5.08 Employee Benefit Plans. Maintain, and cause each Subsidiary to maintain, each ERISA Plan as to which it may have any liability in compliance with all applicable requirements of law and regulations.

Section 5.09 Use of Proceeds. Not use or permit any proceeds of the Loan to be used in any manner which would violate or cause any Lender to be in violation of Regulations T, U or X of the Board. Not permit any proceeds of the Loan to be used for any purpose other than to fund the purchase of the Preferred Equity Interests.

Section 5.10 Other Agreements. Not enter into any agreement containing any provision which would be violated or breached by the performance of its payment obligations hereunder, except to the extent such violations or breaches could not reasonably be expected to have a Material Adverse Effect.

Section 5.11 Leverage Ratio. Maintain a ratio, determined as of each day, of (a) Consolidated Total Indebtedness, calculated as of the Funding Date to (b) Consolidated EBITDA of not greater than 2.50 to 1.00.

Section 5.12 Minimum Unrestricted Cash. (a) Prior to the Funding Date, not permit Unrestricted Cash of the Fincov Parties in the aggregate to be less than an amount equal to $1,800,000,000 at any time; and (b) on and after the Funding Date, not permit Dutch Unrestricted Cash to be less than $1,800,000,000 at any time.

Section 5.13 Indebtedness. (a) Prior to the Funding Date, not, and not permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness under this Agreement;

(ii) Indebtedness in existence as of the date hereof (and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof), including without limitation, any Indebtedness of DE US incurred under the Note Purchase and Guarantee Deed (and the Debt Exchange) or incurred in connection with the issuance by DE US to Holdings of notes that will be transferred by Holdings to a subsidiary of Holdings at the time of the Distribution; and

(iii) Indebtedness not otherwise permitted by this Section 5.13 in an aggregate principal amount at any one time outstanding not to exceed an amount equal to $500,000,000.

(b) On and after the Funding Date, not create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness under this Agreement;

(ii) Indebtedness in existence as of the Funding Date permitted pursuant to clause (a) above (and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof); and

(iii) Indebtedness not otherwise permitted by this Section 5.13 in an aggregate principal amount at any one time outstanding not to exceed an amount equal to $100,000,000.

Section 5.14 Investments. (a) Prior to the Funding Date, not make, or permit any Subsidiary to make, any Investments, except:

(i) cash and other Permitted Investments in the ordinary course of business;

(ii) Investments in existence as of the date hereof;

(iii) Investments related to the Spin Transactions or any other restructuring step related thereto and consistent with the Form F-1; and

(iv) Investments not otherwise permitted by this Section 5.14 in an aggregate principal amount not to exceed the Euro equivalent of $500,000,000.

(b) On and after the Funding Date, not make, or permit any Subsidiary to make, any Investment except:

(i) cash and other Permitted Investments in the ordinary course of business;

(ii) Investments made in connection with the Spin Transactions;

(iii) Investments in existence as of the Funding Date permitted pursuant to clause (a) above;

(iv) Investments related to the Spin Transactions or any other restructuring step related thereto and consistent with the Form F-1; and

(v) Investments not otherwise permitted by this Section 5.14 in an aggregate principal amount not to exceed the Euro equivalent of $100,000,000.

Section 5.15 Pari Passu. Ensure that the payment obligations of the Borrower to the Administrative Agent and the Lenders arising under or pursuant to this Agreement will at all times rank at least pari passu with other unsecured and unsubordinated payment obligations and liabilities, including, without limitation, contingent obligations and liabilities, of the Borrower, other than those which are mandatorily preferred by laws or regulations of general application.

Section 5.16 Consummation of the Spin Transactions. Not, and not permit any Subsidiary to, deviate from the Steps Description in the consummation of the Spin Transactions, other than deviations therefrom that do not have a Material Adverse Effect.

Section 5.17 OFAC. Not, and not permit any Subsidiary to cause the Loan or the proceeds of the Loan, directly or indirectly, (i) to be lent, contributed or otherwise made available to fund any activity or business in any Designated Jurisdiction; (ii) to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions; or (iii) to be used in any other manner that will result in any violation by any Person (including any Lender, any Arranger or the Administrative Agent) of any Sanctions.

Section 5.18 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

ARTICLE VI

EVENTS OF DEFAULT AND THEIR EFFECT

Section 6.01 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

(a) Non-Payment of Loan, etc. A default in the payment when due of any principal of the Loan; or default in the payment when due of any interest on the Loan, fee, or other amount payable hereunder.

(b) Cross-Default. (i) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, after giving effect to any applicable grace period or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (b)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.

(c) Bankruptcy, Insolvency, etc. The Borrower or any Subsidiary becomes insolvent or is generally unable to pay, or admits in writing its inability or refusal to pay, debts as they become due; or the Borrower or any Subsidiary applies for, or consents in writing to, the appointment of, a trustee, receiver or other custodian for the Borrower or any Subsidiary or any property thereof, or makes a general assignment for the benefit of creditors; or a trustee, receiver or other custodian is appointed for the Borrower or any Subsidiary or for a substantial part of the property of any thereof and is not discharged within 30 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding is commenced in respect of the Borrower or any Subsidiary and if such case or proceeding is not commenced by the Borrower or such Subsidiary, it is consented to or acquiesced in by the Borrower or any Subsidiary, or remains for 30 days undismissed; or the Borrower or any Subsidiary takes any corporate action to authorize, or in furtherance of, any of the foregoing.

(d) Non-Compliance with this Agreement and the Guaranty. (i) (A) Failure of the Borrower to comply with or to perform any covenant, condition or agreement contained in Sections 5.05, 5.07, 5.09, 5.10, 5.11, 5.12, 5.13, 5.14, 5.16 or 5.17 and (B) failure by the Borrower to comply with or to perform any provision of this Agreement applicable to the Borrower (and not constituting an Event of Default under any other provision of this Article VI, including clause (A) above) and continuance of such failure for 30 days after notice thereof to the Borrower from the Administrative Agent, any Lender or the holder of the Loan and (ii) (A) failure of any Guarantor to comply with or to perform any covenant, condition or agreement contained in the Guaranty and (B) failure by any Guarantor to comply with or to perform any provision of the Guaranty applicable to such Guarantor (and not constituting an Event of Default under any other provision of this Article VI, including clause (A) above) and continuance of such failure for 30 days after notice thereof to such Guarantor from the Administrative Agent, any Lender or the holder of the Loan.

(e) Warranties. (i) Any representation or warranty made by the Borrower herein is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice, or other writing furnished by the Borrower to the Administrative Agent or any Lender is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified or deemed to be made and (ii) any representation or warranty made by any Guarantor in the Guaranty is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice, or other writing furnished by such Guarantor to the Administrative Agent or any Lender is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified or deemed to be made.

(f) ERISA. ERISA Unfunded Liabilities determined in the most recent actuarial report received by the Borrower for each ERISA Single Employer Plan shall exceed $250,000,000 in the aggregate, or the Borrower or any Subsidiary incurs withdrawal liabilities in excess of $250,000,000, or there shall exist an ERISA Termination Event which imposes any material liability on the Borrower, any Subsidiary or any other member of the ERISA Controlled Group.

(g) Judgments. Final judgment for the payment of money shall be rendered by a court against the Borrower or any Subsidiary and such judgment shall not be discharged (or provision shall not be made for such discharge), a stay of execution thereof shall not be procured, or such judgment shall not be paid or bonded to the reasonable satisfaction of the Required Lenders within 30 days from the date of entry thereof and the Borrower or any Subsidiary, as the case may be, shall not, within said period of 30 days or such longer period during which the execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal, provided, however, that the amount of all such outstanding judgments shall in the aggregate at any one time equal at least $75,000,000 (exclusive of judgment amounts fully covered by insurance where the insurer has admitted liability in respect of such judgment).

(h) Change of Control (Holdings). Any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 35% or more of the outstanding shares of common stock of Holdings and the Continuing Directors no longer constitute a majority of the board of directors of Holdings (it being expressly understood and acknowledged that neither the Spin Transactions nor any restructuring step related thereto and consistent with the Form F-1 or the Steps Description shall constitute an “Event of Default” under this clause (h)).

(i) Change of Control (Borrower). Holdings shall fail at any time prior to the Distribution to own 100% of the Equity Interests of the Borrower and each Guarantor.

(j) Ownership and Control of Certain Entities and Lines of Business. At any time on or after the Funding Date, (i) DutchCo, its Subsidiaries and DutchCo’s Affiliates under DutchCo’s direct and indirect Control shall cease to have the majority of the beneficial interest in the Persons, divisions and lines of businesses that generated at least 85% of the “sales” as reflected in the combined financial statements of DE International Holdings, B.V. as of July 2, 2011 as set forth in the Summary of Financial Information on Page 12 of the Form F-1 of Registration Statement of DE International Holdings, B.V. as filed with the SEC on March 1, 2012 (the “Referenced Financials”) or (ii) DutchCo, its Subsidiaries and DutchCo’s Affiliates under DutchCo’s direct and indirect Control shall cease to have the majority of the beneficial interest in the Persons, divisions and lines of businesses that owned at least 85% of the assets included in the Referenced Financials.

Section 6.02 Effect of Event of Default. If any Event of Default described in Section 6.01(c) shall occur, the Commitments (if they have not theretofore terminated) shall immediately terminate and the Loan and all other amounts payable hereunder shall become immediately due and payable, all without notice of any kind; and in the case of any other Event of Default, the Administrative Agent may (and upon written request of the Required Lenders shall) declare the Commitments (if they have not theretofore terminated) to be terminated and the Loan and all other amounts payable hereunder to be immediately due and payable, whereupon the Commitments (if they have not theretofore terminated) shall immediately terminate and the Loan and all other amounts payable hereunder shall become immediately due and payable, all without notice of any kind. The Administrative Agent shall promptly advise the Borrower and each Lender of any such declaration.

ARTICLE VII

THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints Bank of America as the Administrative Agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VII are solely for the benefit of the Administrative Agent, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

The bank serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender (if acting in the capacity of a Lender) as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.02), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to this Agreement or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Lender in violation of any Debtor Relief Law, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.02); (ii) at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.02); or (iii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall not be deemed to have knowledge of any Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein (except insofar as a determination by the Administrative Agent is required for such satisfaction), other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

The Administrative Agent may resign at any time by notifying the Lenders and the Borrower in writing. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower (if no Event of Default exists), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

With effect from the Resignation Effective Date (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (ii) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the Resignation Effective Date), and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above). The fees payable by the Borrower to a successor Administrative Agent shall replace and be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 8.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Each party to this Agreement acknowledges that the Co-Syndication Agents and the Arrangers shall not have any separate duties, responsibilities, obligations or authority under this Agreement in such capacity.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Borrower, to it at Treasury Department, Vleutensevaart 100, 3532 AD Utrecht, the Netherlands (Telecopy No. +31 (0)30 292 7324);

(b) if to the Administrative Agent, to Bank of America, N.A., 901 Main St, 14th Fl, Dallas, TX 75202, Attention of Anthony Kell (Telephone No. (214) 209-4124; Telecopy No. (214) 290-9422); and

(c) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 8.02 Waivers; Amendments. (a) No delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Event of Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that the consent of all affected Lenders will be required with respect to (i) reductions in the unpaid principal amount or extensions of the scheduled date for the payment of principal of the Loan, (ii) reductions in interest rates or fees or extensions of the dates for payment thereof, (iii) increases in the amounts or extensions of the expiry date of the Lenders’ Commitments, and the consent of 100% of the Lenders will be required with respect to (x) changes to Section 2.13(b) or (c) that would alter the pro rata sharing of payments required thereby, (y) changes to any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder or (z) amendments and/or waivers of any of the conditions set forth in Section 4.01 or Section 4.02; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent, as the case may be. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on the Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

Section 8.03 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Co-Syndication Agents and their Affiliates associated with the arrangement, syndication and administration of the credit facilities provided for herein and the preparation, execution, delivery and administration of the credit documentation and any amendment, modification or waiver with respect thereto, including the reasonable fees, charges and disbursements of one United States legal counsel and one Dutch legal counsel for the Administrative Agent (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Co-Syndication Agents or any Lender, including the fees, charges and disbursements of one United States legal counsel and one Dutch legal counsel for the Administrative Agent, the Co-Syndication Agents or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or in connection with the Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan.

(b) The Borrower shall indemnify the Administrative Agent, the Co-Syndication Agents and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, costs and expenses incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, (ii) the Loan or the use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, costs or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee or from the Indemnitee’s material breach of its obligations under this Agreement pursuant to a claim initiated by the Borrower, in each case as determined by a court of competent jurisdiction by final and nonappealable judgment. In addition, the indemnity contemplated by the preceding sentence shall not, as to any Indemnitee, be available for such Indemnitee for any special, indirect, consequential or punitive damages (as opposed to direct or indirect damages), other than with respect to any such damages incurred or paid by such Indemnitee to a third party to the extent required to be indemnified by the Borrower pursuant to this Section 8.03(b) (in which case the indemnity contemplated by the preceding sentence shall be available for such Indemnitee for any such special, indirect, consequential or punitive damages).

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Co-Syndication Agents under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Co-Syndication Agents, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Co-Syndication Agents in its capacity as such.

(d) All amounts due under this Section shall be payable promptly upon presentation of a written statement setting forth in reasonable detail such request for reimbursement.

(e) To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, and acknowledges that no party hereto shall have, or make, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other loan document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof (except with respect to any such damages incurred or paid by an Indemnitee to a third party to the extent required to be indemnified by the Borrower pursuant to Section 8.03(b)). No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other loan documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

Section 8.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign and sell to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loan at the time owing to it), and all assignments will be by novation; provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Borrower and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $4,000, (v) except in the case of an assignment to an existing Lender, an assignment to a Lender that will acquire a position of the Obligations of the Borrower shall be at least €100,000 (or its equivalent in another currency) or any other amount that will from time to time be applicable under section 3(2) under a and/or b of the Dutch Decree on Definitions Wft (Besluit definitiebepalingen Wft), or, if it is less, such new Lender (as the case may be) shall confirm in writing to the Borrower that it is a professional market party within the meaning of the FSA and (vi) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default under either clause (a) or clause (c) of Section 6.01 has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to timely deliver the documentation described in Section 2.18(f)) of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16, 2.17, 2.18 and 8.03 incurred during the time period for which such party was Lender hereunder). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section. Notwithstanding anything to the contrary herein, without the prior consent of the Borrower, an assignment hereunder shall only be permitted to the extent such assignment does not impair the funding contemplated by Section 2.06(a).

(c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and interest on the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 8.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.14, 2.15, 2.16, 2.17 and 2.18 during the time period for which such party is a Participant to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section, provided that no Participant shall be entitled to any payment under Section 2.18 in respect of Taxes attributable to such Participant’s failure to deliver the documentation described in Section 2.18(f)). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments, Loan or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loan or its other obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register

(f) A Participant shall not be entitled to receive any greater payment under Section 2.14 or Section 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. No Participant shall have the right of setoff provided in Section 8.08 in respect of its participation.

(g) The Borrower authorizes each Lender to disclose to any Lender, Participant, any prospective Participant or any prospective assignee referred to in paragraph (b) above (i) which is a commercial bank or an insurance company, or a savings and loan association or company, any and all financial and other information in such Lender’s possession from time to time; and (ii) which is not a commercial bank or an insurance company or a savings and loan association or company, including, without limitation, to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative, or securitization transaction related to the obligations under this Agreement, (A) any and all public financial information and other public information in such Lender’s possession from time to time; and (B) after receipt of the written consent of the Borrower and receipt of a confidentiality agreement in form and substance satisfactory to the Borrower and the Administrative Agent, executed by the person to receive such information, all other financial and other information in such Lender’s possession from time to time which does not constitute public financial information and other public information, as the case may be, concerning the Borrower and the Subsidiaries which has been delivered to such Lender by the Borrower or the Administrative Agent, or otherwise obtained by such Lender or the Administrative Agent, pursuant to this Agreement or which has been delivered to such Lender by the Borrower or the Administrative Agent in connection with such Lender’s credit evaluation of the Borrower prior to entering into this Agreement or any swap, derivative, or securitization transaction related to the obligations under this Agreement. As used in this paragraph, “public financial information and other public information” means all financial or other information regarding the Borrower and the Subsidiaries, other than that which the Borrower designates in writing as being confidential at the time such information is delivered to any Lender or the Administrative Agent and is not generally available to the public at such time; provided, however, such information shall: (i) cease to be confidential when it becomes generally available to the public other than as a result of a disclosure by such Lender’s or the Administrative Agent’s representatives; or (ii) cease to be confidential when it becomes available to such Lender or the Administrative Agent on a non-confidential basis from a source other than the Borrower or one of the Borrower’s agents; or (iii) be deemed not to be confidential if such information was known to such Lender or the Administrative Agent on a non-confidential basis prior to the disclosure of such information to such Lender or the Administrative Agent by the Borrower or an agent of the Borrower; or (iv) cease to be confidential when required to be disclosed by law (including statute, rule, regulation or judicial process), including, without limitation, to bank examiners and auditors and appropriate government examining authorities; provided further that the Administrative Agent and any Lender may disclose such information (x) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (y) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or (z) in connection with the exercise of any remedies hereunder or under any other loan document or any action or proceeding relating to this Agreement or any other loan document or the enforcement of rights hereunder or thereunder.

(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) No assignment permitted by this Section 8.04 shall be made (i) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (ii) to a natural Person.

Section 8.05 Survival. All representations and warranties made by the Borrower herein shall survive the execution and delivery of this Agreement and the making of the Loan, regardless of any investigation made by any party hereto or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16, 2.17, 2.18 and 8.03 and Article VII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan and the Commitments or the termination of this Agreement or any provision hereof.

Section 8.06 Counterparts; Integration; Signature Pages. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.07 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under such applicable law, however, any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 8.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower (other than any amounts on deposit in, or credited to, the DEMBH Account) against any and all of the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender. The rights of each Lender under this Section are in addition to other rights and remedies which such Lender may have.

Section 8.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d) The Borrower hereby irrevocably designates, appoints and empowers the Service of Process Agent, with offices on the date hereof at 111 Eighth Avenue, New York, New York 10110, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason such designee, appointee and agent shall cease to be available to act as such, the Borrower agrees to designate a new designee, appointee and agent in New York city on the terms and for the purposes of this provision reasonably satisfactory to the Administrative Agent under this Agreement.

Section 8.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

Section 8.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 8.12 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate or fee rate applicable to the Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest or fee rate payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate.

Section 8.13 Confirmations. The Borrower and each Lender agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Administrative Agent) the aggregate unpaid principal amount of the Loan of such Lender.

Section 8.14 Action of Required Lenders. As to any provision of this Agreement under which action may be taken or approval, consent or waiver may be given by the Required Lenders, the action taken or approval, consent or waiver given by the Required Lenders shall be binding upon all of the Lenders to the same extent and with the same effect as if each Lender had joined therein.

Section 8.15 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

ARTICLE IX

USA PATRIOT ACT NOTIFICATION

The following notification is provided to the Borrower pursuant to Section 326 of the USA PATRIOT Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government of the United States of America fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. Accordingly, when the Borrower opens an account, the Administrative Agent and the Lenders will ask for the Borrower’s name, tax identification number, business address, and other information that will allow the Administrative Agent and the Lenders to identify the Borrower. The Administrative Agent and the Lenders may also ask to see the Borrower’s legal organizational documents or other identifying documents.

The remainder of this page is intentionally blank.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the day and year first above written.

DEMB INTERNATIONAL B.V., as the Borrower

By	/s/ M.J. Herkemij
Name:	M.J. Herkemij
Title:	Chief Executive Officer

BANK OF AMERICA, N.A., individually as a Lender and as Administrative Agent

By	/s/ David L. Catherall
Name:	David L. Catherall
Title:	Director

GOLDMAN SACHS BANK USA, individually as a Lender and as a Co-Syndication Agent

By	/s/ Robert Ehudin
Name:	Robert Ehudin
Title:	Authorized Signatory

JPMORGAN CHASE BANK, N.A., individually as a Lender and as a Co- Syndication Agent

By	/s/ Frances Smith
Name:	Frances Smith
Title:	Executive Director

Signature Page to Interim Credit Agreement

DEMB International B.V.

SCHEDULE 2.01

Commitments

Lender	Commitment
Bank of America, N.A.	$600,000,000
Goldman Sachs Bank USA	$600,000,000
JPMorgan Chase Bank, N.A.	$600,000,000
Total:	$1,800,000,000

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Interim Credit Agreement dated as of May 29, 2012 (as amended and in effect on the date hereof, the “Credit Agreement”), among DEMB International B.V., the Lenders named therein and Bank of America, N.A., as administrative agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

The Assignor named below hereby sells and assigns, without recourse, to the Assignee named below, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth below in the Commitment of the Assignor on the Assignment Date and Loan owing to the Assignor which are outstanding on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is a Lender that is not created or organized under the laws of the United States of America or a political subdivision thereof, any documentation required to be delivered by the Assignee pursuant to Section 2.18(f) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The Assignee and Assignor shall pay the fee payable to the Administrative Agent pursuant to Section 8.04(b) of the Credit Agreement.

This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment

(“Assignment Date”):

Facility	Principal Amount Assigned	Percentage Assigned of Facility/Commitment (set forth, to at least 8 decimals, as a percentage of the Facility and the aggregate Commitments of all Lenders thereunder)

Commitment Assigned:	$	%

Loan:

The terms set forth above are hereby agreed to:

[Name of Assignor], as Assignor,

By:
Name:
Title:

[Name of Assignee], as Assignee,

By:
Name:
Title:

The undersigned hereby consent to the within assignment:1

DEMB INTERNATIONAL BV		BANK OF AMERICA, N.A., as Administrative Agent

By:		By:
	Name:		Name:
	Title:		Title:

[1]	Consents to be included to the extent required by Section 8.04(b) of the Credit Agreement.

EXHIBIT B-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 29, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DEMB International B.V. (the “Borrower”), the Lenders party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Sections 881(c)(3)(B) and 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20[ ]

EXHIBIT B-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 29, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DEMB International B.V. (the “Borrower”), the Lenders party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Sections 881(c)(3)(B) and 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	, 20[ ]

EXHIBIT B-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 29, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DEMB International B.V. (the “Borrower”), the Lenders party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation and (iii) with respect to such participation, the undersigned is not a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code. Furthermore, the undersigned hereby certifies that each of its direct or indirect partners/members is described in one of the following: (1) such partner/member is (a) not a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (b) not a ten percent shareholder of the Borrower within the meaning of Sections 881(c)(3)(B) and 871(h)(3)(B) of the Code and (c) not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code; (2) such partner/member is claiming that income is effectively connected with the conduct of a trade or business within the United States on IRS Form W-8ECI; (3) such partner/member is claiming eligibility for the benefits of an income tax treaty to which the United States is a party on IRS Form W-8BEN; or (4) such partner/member is able to certify that such partner/member is exempt from U.S. federal backup withholding tax on IRS Form W-9.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. The undersigned has also furnished its participating Lender with an applicable IRS Form W-8 or W-9 for each of its partners/members that is not claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	, 20[ ]

EXHIBIT B-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 29, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DEMB International B.V. (the “Borrower”), the Lenders party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)) and (iii) with respect to the extension of credit pursuant to this Credit Agreement, the undersigned is not a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code. Furthermore, the undersigned hereby certifies that each of its direct or indirect partners/members is described in one of the following: (1) such partner/member is (a) not a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (b) not a ten percent shareholder of the Borrower within the meaning of Sections 881(c)(3)(B) and 871(h)(3)(B) of the Code and (c) not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code; (2) such partner/member is claiming that income is effectively connected with the conduct of a trade or business within the United States on IRS Form W-8ECI; (3) such partner/member is claiming eligibility for the benefits of an income tax treaty to which the United States is a party on IRS Form W-8BEN; or (4) such partner/member is able to certify that such partner/member is exempt from U.S. federal backup withholding tax on IRS Form W-9.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. The undersigned has also furnished the Administrative Agent and the Borrower with an applicable IRS Form W-8 or W-9 for each of its partners/members that is not claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 20[    ]

EXHIBIT C

FORM OF CONDITIONS PRECEDENT CERTIFICATE

CONDITIONS PRECEDENT CERTIFICATE

[                    ], 2012

This Conditions Precedent Certificate (this “Certificate”) is being delivered pursuant to Section 4.02(e) of that certain Interim Credit Agreement dated as of May 29, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DEMB International B.V., a besloten vennootschap met beperkte aansprakelijkheid with corporate seat in Joure (Skarsterlân), The Netherlands (the “Borrower”), the financial institutions party thereto from time to time as Lenders (the “Lenders”) and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders. Capitalized terms used herein but not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

The undersigned [RESPONSIBLE OFFICER TITLE] of the Borrower hereby certifies on behalf of the Borrower that each of the conditions precedent set forth in Sections 4.01 and 4.02 of the Credit Agreement have been satisfied as of the date hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this certificate and caused the same to be delivered as of the date first indicated above.

Name:
Title:

Conditions Precedent Certificate

EXHIBIT D

FORM OF BORROWING REQUEST

BORROWING REQUEST

Bank of America, N.A.

[                    ]

Goldman Sachs Bank USA

[                    ]

JPMorgan Chase Bank, N.A.

[                    ]

Re:	DEMB International B.V.

[                    ], 2012

Ladies and Gentlemen:

Reference is made to the Interim Credit Agreement dated as of May 29, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DEMB International B.V., a besloten vennootschap met beperkte aansprakelijkheid with corporate seat in Joure (Skarsterlân), The Netherlands (the “Borrower”), the financial institutions party thereto from time to time as Lenders (the “Lenders”) and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders. Capitalized terms used herein but not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests the Loan under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Loan requested hereby:

1.	Aggregate principal amount of the Loan: $[ ]

2.	Requested Funding Date (which shall be a Business Day): [ ], 2012

Very truly yours,

DEMB INTERNATIONAL B.V., as Borrower

By:
Name:
Title:

EXHIBIT E

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

[                    ], 2012

This Solvency Certificate (this “Certificate”) is being delivered pursuant to Section 4.02(f) of that certain Interim Credit Agreement dated as of May 29, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DEMB International B.V., a besloten vennootschap met beperkte aansprakelijkheid with corporate seat in Joure (Skarsterlân), The Netherlands (the “Borrower”), the financial institutions party thereto from time to time as Lenders (the “Lenders”) and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders. Capitalized terms used herein but not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

The undersigned Treasurer of the Borrower hereby certifies on behalf of the Borrower that the Borrower and its Subsidiaries, taken as a whole, are Solvent and will be Solvent both before and after giving effect to the Spin Transactions and subsequent to incurring the indebtedness in connection with the funding of the Loan on the Funding Date.

For purpose hereof, “Solvent” means, in reference to any Person, (i) the fair value of the assets of such Person, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Person will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate and caused the same to be delivered as of the date first indicated above.

Name:
Title:

EXHIBIT F

FORM OF CONSOLIDATED EBITDA CERTIFICATE

CONSOLIDATED EBITDA CERTIFICATE

May 29, 2012

This Consolidated EBITDA Certificate (this “Certificate”) is being delivered pursuant to Section 4.01(e) of that certain Interim Credit Agreement dated as of May 29, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DEMB International B.V., a besloten vennootschap met beperkte aansprakelijkheid with corporate seat in Joure (Skarsterlân), The Netherlands (the “Borrower”), the financial institutions party thereto from time to time as Lenders (the “Lenders”) and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders. Capitalized terms used herein but not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

The undersigned [RESPONSIBLE OFFICER TITLE] of DE US hereby certifies on behalf of DE US that the calculation of Consolidated EBITDA set forth on Schedule I is accurately described therein.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate and caused the same to be delivered as of the date first indicated above.

Name:
Title:

Consolidated EBITDA Certificate

SCHEDULE I

CALCULATION OF CONSOLIDATED EBITDA

Consolidated EBITDA Certificate

EXHIBIT G

FORM OF GUARANTY

[ATTACHED]